Exhibit 23.2

CONSENT OF QUALIFED PERSON

This Consent of Qualified Person (the "Consent") is granted this 14th day of September, 2010, by James W. McLeod, (the "QP") to Gruental Corp., a Nevada corporation (the "Company"), to be effective as of the date of signing.

The QP hereby authorizes the Company to use, summarize and reference any professional works, publications, reviews and/or estimates produced by the QP and/or QP's biographical information for the purposes of filing a prospectus with the Securities and Exchange Commission, to be made publicly available.  Additionally, QP consents to the use of the Company's summary of the QP’s “Review and Recommendations Dart 1-4 Mineral Claims, Paymaster Canyon Area, Esmeralda County, Nevada, USA”, dated January 30, 2010, contained throughout the Company's Form S-1 Registration Statement, filed herewith.  The QP acknowledges that any professional judgment on his behalf may produce an impact on the Company's operating and financing strategies.

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IN WITNESS WHEREOF, James W. McLeod, hereby consent to the aforesaid conditions and circumstances.

By: /s/ James W. McLeod
James W. McLeod